Exhibit 99.1

FOR IMMEDIATE RELEASE:	February 11, 2009
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

AETRIUM REPORTS FOURTH QUARTER
AND YEAR-END 2008 RESULTS

St. Paul, Minn (2/11/09)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its 2008 fiscal year and fourth quarter ended December 31, 2008.

Revenue for the fourth quarter of 2008 was $2,851,000. This compared to revenue of  $9,315,000 in the fourth quarter of 2007. Net loss for the fourth quarter was $687,000, or $0.06 per share, as compared with net income of $4,153,000, or $0.38 per diluted share, in the fourth quarter of 2007. Net loss for the fourth quarter included charges of approximately $100,000 in connection with a workforce reduction implemented in December 2008.

Revenue for the 2008 fiscal year was $17,217,000, and resulted in a net loss of $613,000, or $0.06 per share. Revenue for the 2007 fiscal year was $27,990,000, and resulted in net income of $6,697,000 or $0.62 per diluted share.

“The world economic crisis is obviously having a huge impact on the semiconductor industry and its suppliers,” said Joseph C. Levesque, president and chief executive officer. “Semiconductor revenue and units shipped both dropped precipitously in the last two months of the year, leading to one of the lowest bookings quarters for the back end of the semiconductor equipment industry in over 15 years. We have moved aggressively to address this deteriorating situation by furloughing all contract and temporary employees, reducing our permanent employees by 15%, and reducing all wages by 10% and the wages of our management by up to 25%. At the same time, we will continue our product evaluation programs at potential new customers and for potential new applications, and maintain our continuing investment in new product development, so that we remain well positioned to take advantage of improving conditions when they come.”

“There is no visibility on where this world economic crisis will take us,” Mr. Levesque continued. “However, the semiconductor industry has been conservative in its production and capacity expansions leading up to this crisis, and has responded quickly to the changing supply and demand metrics resulting from this crisis. As a result, we believe the current industry downturn will be blunted both in length and severity. However, we will continue to keep our operations right sized for the industry conditions as they develop, and maintain the strength of our balance sheet to enable us to take full advantage of improving conditions when they occur.”

Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2007.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months ended December 31,		Year ended December 31,
	2008	2007	2008	2007

Net sales	$2,851	$9,315	$17,217	$27,990
Cost of goods sold	1,659	4,742	8,949	13,919
Gross profit	1,192	4,573	8,268	14,071
Gross profit percent	41.8%	49.1%	48.0%	50.3%

Operating expenses:
Selling, general and administrative	1,563	1,986	6,521	6,522
Research and development	743	844	3,018	3,535
Total operating expenses	2,306	2,830	9,539	10,057

Income (loss) from operations	(1,114)	1,743	(1,271)	4,014
Interest income (expense), net	73	125	347	436
Income (loss) before income taxes	(1,041)	1,868	(924)	4,450
Income tax benefit (1)	354	2,285	311	2,247

Net income (loss) (1)	$(687)	$4,153	$(613)	$6,697

Income (loss) per share (1):
Basic	$(0.06)	$0.40	$(0.06)	$0.64
Diluted	$(0.06)	$0.38	$(0.06)	$0.62

Weighted average common shares outstanding:
Basic	10,598	10,476	10,583	10,396
Diluted	10,598	10,914	10,583	10,726

(1) Income tax benefit for the three months and year ended December 31, 2007 includes a $2,317 reduction in a valuation allowance on deferred tax assets. The impact of the reduction in the valuation allowance was to increase net income from $1,836 ($0.18 per basic share, $0.17 per diluted share) to $4,153 ($0.40 per basic share, $0.38 per diluted share) for the three months ended December 31, 2007 and from $4,380 ($0.42 per basic share, $0.41 per diluted share) to $6,697 ($0.64 per basic share, $0.62 per diluted share) for the year ended December 31, 2007.

Aetrium Incorporated
Consolidated Balance Sheets
(Unaudited)
(In Thousands)

	December 31,	December 31,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$11,629	$12,105
Accounts receivable, net	1,539	3,542
Inventories - operations	9,120	7,590
Inventories - shipped equipment, subject to
revenue deferral	42	105
Deferred income taxes	359	315
Other current assets	298	589
Total current assets	22,987	24,246

Property and equipment, net	143	185
Deferred income taxes	2,257	2,002
Other assets	215	150

Total assets	$25,602	$26,583

Liabilities and shareholders' equity:
Current liabilities:
Current portion of long-term debt	$12	$45
Trade accounts payable	571	782
Other current liabilities	919	1,603
Total current liabilities	1,502	2,430

Long-term debt, less current portion	-	11

Shareholders' equity	24,100	24,142

Total liabilities and shareholders' equity	$25,602	$26,583